Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Carousso

(914) 595-8218

VISANT CORPORATION ANNOUNCES 2009 THIRD QUARTER RESULTS

ARMONK, NY, November 10, 2009 — VISANT CORPORATION today announced its results for the third fiscal quarter ended October 3, 2009, including consolidated net sales of $235.9 million, compared to consolidated net sales for the third fiscal quarter ended September 27, 2008 of $256.7 million, a decrease of approximately 8%. In addition, the company reported consolidated net income of $0.8 million for the third fiscal quarter of 2009, compared to a consolidated net loss of $1.9 million for the third fiscal quarter of 2008. Visant also reported consolidated earnings before net interest expense, provision for income taxes and depreciation and amortization expense (EBITDA) for the third fiscal quarter of 2009 of $38.1 million, compared to $38.8 million for the comparable period in 2008. Visant’s consolidated Adjusted EBITDA (defined in the accompanying summary of financial data) was $42.8 million for the third fiscal quarter of 2009, compared to consolidated Adjusted EBITDA of $48.0 million for the comparable period in 2008, a decrease of 11%.

For the first nine months of fiscal year 2009, consolidated net sales were $1,000.3 million, compared to $1,071.4 million for the first nine months of fiscal year 2008, a decrease of 7%. Consolidated net income decreased less than 1% during the first nine months of fiscal year 2009 to $89.4 million, compared to net income of $89.6 million for the comparable period in fiscal year 2008. Consolidated EBITDA for the first nine months of fiscal year 2009 totaled $261.7 million, a decrease of 4%, compared to $271.9 million for the first nine months of fiscal year 2008. Consolidated Adjusted EBITDA totaled $281.5 million for the first nine months of fiscal year 2009, a decrease of 3%, compared to Adjusted EBITDA of $289.3 million for the comparable period in fiscal year 2008. Results for the nine-month period ended October 3, 2009 included results from Phoenix Color Corp. (Phoenix Color) for the entire 2009 period. The comparable 2008 period includes results from Phoenix Color commencing from the time of acquisition as of April 1, 2008.

Commenting on the company’s performance, Marc Reisch, Chairman, President and Chief Executive Officer of Visant, said, “Our third quarter results were highlighted by solid performance in our Memory Book business, closing out another very strong school year. In our Marketing and Publishing Services business, though difficult economic conditions impacting the business remain, both our publishing services and direct marketing operations experienced a more moderate decline in revenue and Adjusted EBITDA in the third quarter versus the same prior year period as compared to first half 2009 versus first half 2008.”

Net sales of the Scholastic segment decreased $2.6 million, or 6%, to $43.2 million for the third fiscal quarter of 2009 from $45.8 million for the third fiscal quarter of 2008. The decrease was primarily attributable to lower volume in our jewelry products.

Net sales of the Memory Book segment increased $2.8 million, or 4%, to $77.7 million for the third fiscal quarter of 2009 compared to $74.9 million for the third fiscal quarter of 2008. This increase was primarily due to higher prices driven by new and enhanced products and service offerings and increased volumes resulting from the timing of shipments included in the third fiscal quarter of 2009, which ended one calendar week later than the third fiscal quarter of 2008.

Net sales of the Marketing and Publishing Services segment decreased $21.2 million, or 16%, to $115.0 million for the third fiscal quarter of 2009 from $136.2 million for the third fiscal quarter of 2008. This decrease was primarily attributable to lower volumes in our sampling and educational book component operations.

Adjusted EBITDA for the Scholastic segment decreased $2.3 million, or 32%, to a loss of $9.3 million for the third fiscal quarter of 2009 from a loss of $7.0 million for the third fiscal quarter of 2008. The decrease was primarily due to lower sales volume of jewelry products, offset somewhat by price increases and the impact of cost reduction initiatives.

Adjusted EBITDA for the Memory Book segment increased $3.5 million, or 17%, to $23.8 million for the third fiscal quarter of 2009 compared to $20.3 million for the prior year comparative period. The increase in Adjusted EBITDA was primarily due to an increase in sales and the impact of cost reduction initiatives.

Adjusted EBITDA for the Marketing and Publishing Services segment decreased $6.4 million, or 18%, to $28.3 million during the third fiscal quarter of 2009 from $34.7 million in the third fiscal quarter of 2008. This decrease was primarily attributable to lower volume in our sampling operations, partially offset by savings from facility consolidations and other cost reduction initiatives.

Net sales of our Scholastic segment for the nine-month period ended October 3, 2009 decreased by $3.5 million to $325.0 million, a decline of 1%, compared to $328.5 million for the nine-month period ended September 27, 2008. The decrease was primarily attributable to lower overall volumes and a shift in metal mix to lower priced metals in our jewelry products. The decrease was partially offset by higher prices in our jewelry and graduation products.

Net sales for the Memory Book segment were $369.5 million for the nine-month period ended October 3, 2009 compared to $367.0 million for the nine-month period ended September 27, 2008.

Net sales of the Marketing and Publishing Services segment decreased $70.9 million, or 19%, to $306.1 million for the first nine months of 2009 compared to $377.0 million during the first nine months of 2008. This decrease was primarily attributable to lower volumes in our sampling, educational book component and direct marketing operations, offset in part by incremental volume from the 2008 acquisition of Phoenix Color.

For the nine-month period ended October 3, 2009, the Scholastic segment reported Adjusted EBITDA of $52.1 million, an increase of $3.5 million or 7%, compared to $48.6 million for the prior year comparative period. This increase was primarily due to higher prices in our jewelry and graduation products, the impact of cost reduction initiatives and lower precious metal costs year-over-year in our jewelry operations.

Our Memory Book segment reported Adjusted EBITDA of $159.3 million for the nine-month period ended October 3, 2009, an increase of $11.9 million or 8%, compared to $147.4 million for the nine-month period ended September 27, 2008. The increase was primarily due to the impact of increased prices and cost reduction initiatives.

The Marketing and Publishing Services segment reported Adjusted EBITDA of $70.1 million for the nine-month period ended October 3, 2009, a decrease of $23.2 million or 25%, compared to $93.3 million for the first nine months of fiscal 2008. This decrease was primarily due to lower volumes in our sampling, direct marketing and educational book component operations, offset somewhat by incremental volume from the Phoenix Color acquisition and the impact of facility consolidations and other cost reduction initiatives.

As of October 3, 2009, Visant’s consolidated debt, comprised of the outstanding indebtedness under its senior credit facilities and its senior subordinated notes, was $821.8 million. Visant’s cash position at October 3, 2009 totaled $9.8 million. Visant’s parent, Visant Holding Corp., had outstanding senior discount notes of $247.2 million, senior notes of $350.0 million and incremental cash of $0.3 million as of October 3, 2009.

Visant has provided a reconciliation of net income to EBITDA and Adjusted EBITDA in the accompanying summary of financial data.

Supplemental data has also been provided for Visant’s three segments: Scholastic, Memory Book and Marketing and Publishing Services.

CONFERENCE CALL

The company’s regular quarterly conference call concerning the third quarter results will be webcast live today at 3:00 p.m. Eastern Time on the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant Corporation is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics, and educational and trade publishing segments.

The company has three reportable segments:

Scholastic - provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions.

Memory Book - provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events.

Marketing and Publishing Services - provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care segments, and provides innovative products and related services to the direct marketing sector. The group also produces book components primarily for the educational and trade publishing segments.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release may contain “forward-looking statements.” Forward-looking statements are based on our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “continue”, “believe”, or the negative thereof or other similar expressions that are intended to identify forward-looking statements and information. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the company or industry results to differ materially from historical results, any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are based on estimates and assumptions by our management that, although we believe are reasonable, are inherently uncertain and subject to a number of risks and uncertainties, and you should not place undue reliance on them. Such risks and uncertainties include, but are not limited to, the following: our substantial indebtedness and our ability to service the indebtedness; our inability to implement our business strategy in a timely and effective manner; global market and economic conditions and disruptions in the credit markets; levels of customers’ advertising and marketing spending, including as may be impacted by economic factors and general market conditions; competition from other companies; fluctuations in raw material prices; our reliance on a limited number of suppliers; the seasonality of our businesses; the loss of significant customers or customer relationships; Jostens’ reliance on independent sales representatives; our reliance on numerous complex information systems; the amount of capital expenditures required at our businesses; the reliance of our businesses on limited production facilities; actions taken by the U.S. postal service and the failure of our sampling systems to comply with U.S. postal regulations; labor disturbances; environmental regulations; the outcome of litigation; the impact of changes in applicable law and regulations; the textbook adoption cycle and levels of government funding for education spending; and control by our stockholders. These factors could cause actual results to differ materially from historical results or those anticipated or predicted by the forward-looking statements. We caution that the foregoing list of important factors is not exclusive. Readers are strongly encouraged to read the full cautionary statements contained in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.

The following information contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical consolidated financial statements. The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends, and the covenants in its debt agreements are tied to these measures. The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Nine months ended
In thousands	October 3, 2009	September 27, 2008	October 3, 2009	September 27, 2008
Net sales	$235,901	$256,736	$1,000,273	$1,071,410
Cost of products sold	128,071	144,068	462,342	523,366

Gross profit	107,830	112,668	537,931	548,044
Selling and administrative expenses	92,717	94,448	337,771	342,575
Gain on disposal of fixed assets	(223)	(96)	(453)	(94)
Special charges (1)	2,395	5,702	14,816	9,588

Operating income	12,941	12,614	185,797	195,975
Interest expense, net	13,419	16,797	41,975	51,292

(Loss) income before income taxes	(478)	(4,183)	143,822	144,683
(Benefit from) provision for income taxes	(1,306)	(2,282)	54,420	55,069

Net income (loss)	$828	$(1,901)	$89,402	$89,614

Adjusted EBITDA (2)	$42,844	$47,983	$281,489	$289,289
Adjusted EBITDA Reconciliation:
In thousands
Net income (loss)	$828	$(1,901)	$89,402	$89,614
Interest expense, net	13,419	16,797	41,975	51,292
(Benefit from) provision for income taxes	(1,306)	(2,282)	54,420	55,069
Depreciation and amortization expense	25,154	26,232	75,909	75,959

EBITDA	38,095	38,846	261,706	271,934
Special charges (1)	2,395	5,702	14,816	9,588
Gain on disposal of fixed assets	(223)	(96)	(453)	(94)
Other (3)	2,577	3,531	5,420	7,861

Adjusted EBITDA (2)	$42,844	$47,983	$281,489	$289,289

(1)	Special charges for the third fiscal quarter ended October 3, 2009 included $1.7 million of costs in the Memory Book segment primarily related to the closure of Jostens’ Winston-Salem, North Carolina facility, approximately $1.6 million of which represented non-cash facility-related asset impairment charges related to facility consolidation activity. In addition, the Scholastic segment reported $0.2 million of severance and related benefits for associated headcount reductions related to the closure of the Marysville, Ohio facility. Also included in special charges for the third fiscal quarter ended October 3, 2009 were $0.5 million of facility consolidation costs and costs associated with reductions in force in our Marketing and Publishing Services segment. These costs included $0.3 million of severance and related benefits for associated headcount reductions related to facility consolidation and reductions in force and $0.2 million of other facility consolidation costs.

Special charges for the nine-month period ended October 3, 2009 included $8.4 million in the Memory Book segment primarily related to cost reduction initiatives and the closure of Jostens’ Winston-Salem, North Carolina facility. These charges included approximately $4.2 million of severance and related benefits for associated headcount reductions with respect to the Winston-Salem facility closure and certain other reductions in force and $4.1 million of non-cash facility related asset impairment charges related to facility consolidation activity. The Scholastic segment reported $0.9 million of cost reduction initiatives and $0.5 million of non-cash asset impairment charges related to the closure of Jostens’ Attleboro, Massachusetts facility. Additionally, the Marketing and Publishing Services segment reported $5.0 million of costs related to facility consolidation activity and other reductions in force which included $3.2 million of severance and related benefits for associated headcount reductions, $1.4 million of non-cash costs related to asset impairment charges and $0.4 million of other facility consolidation costs.

Special charges for the third quarter ended September 27, 2008 represented $5.7 million of costs associated with the closure of the Pennsauken, New Jersey and Attleboro, Massachusetts facilities and certain international operations. These charges included approximately $3.9 million of non-cash costs, including $3.0 million resulting from the write-off of accumulated currency translation balances and $0.9 million of related asset impairment charges.

Special charges for the nine-month period ended September 27, 2008 represented $8.1 million of costs associated with the closure of the Pennsauken, New Jersey and Attleboro, Massachusetts facilities and certain international operations. These charges included approximately $3.9 million of non-cash costs, including $3.0 million resulting from the write-off of accumulated currency translation balances and $0.9 million of related asset impairment charges. Additionally, Visant incurred approximately $1.5 million of other severance and related benefits associated with headcount reductions.

(2)	Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indentures governing our and our parent’s outstanding notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indentures governing our and our parent’s notes would prohibit Visant Corporation and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

(3)	Other charges for the quarter ended October 3, 2009 included $1.3 million of consolidation costs in connection with the closure of certain facilities, $0.8 million of management fees, $0.2 million of additional rent in connection with the relocation of certain operating facilities and $0.2 million of other costs that are non-recurring in nature.

Other charges for the nine months ended October 3, 2009 included $2.5 million of management fees, $2.0 million of consolidation costs in connection with the closure of certain facilities, $0.5 million of additional rent in connection with the relocation of certain operating facilities and $0.4 million of other costs that are non-recurring in nature.

Other charges for the quarter ended September 27, 2008 primarily consisted of $3.0 million of costs associated with the closure of the Pennsauken, New Jersey and Attleboro, Massachusetts facilities and certain international operations, $0.8 million of management fees and $0.1 million of other costs that are non-recurring in nature. These charges were reduced by net recovery under an insurance policy for matters related to a closed facility in the amount of $0.4 million.

For the nine-month period ended September 27, 2008, other charges primarily consisted of $3.0 million of costs associated with the closure of the Pennsauken, New Jersey and Attleboro, Massachusetts facilities and certain international operations, $2.5 million of management fees, $1.9 million of non-recurring inventory costs associated with the company’s strategic decision to no longer sell certain products in the Scholastic segment and $0.5 million of other costs that are non-recurring in nature.

VISANT CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA (UNAUDITED)

	Three months ended
In thousands	October 3, 2009	September 27, 2008	$ Change	% Change
Net sales
Scholastic	$43,232	$45,824	$(2,592)	(6)%
Memory Book	77,690	74,900	2,790	4%
Marketing and Publishing Services	114,979	136,163	(21,184)	(16)%
Inter-segment eliminations	—	(151)	151	NM

	$235,901	$256,736	$(20,835)	(8)%

Adjusted EBITDA
Scholastic	$(9,296)	$(7,019)	$(2,277)	(32)%
Memory Book	23,809	20,265	3,544	17%
Marketing and Publishing Services	28,331	34,737	(6,406)	(18)%

	$42,844	$47,983	$(5,139)	(11)%

NM = not meaningful
	Nine months ended
In thousands	October 3, 2009	September 27, 2008	$ Change	% Change
Net sales
Scholastic	$324,986	$328,471	$(3,485)	(1)%
Memory Book	369,470	366,990	2,480	1%
Marketing and Publishing Services	306,090	377,007	(70,917)	(19)%
Inter-segment eliminations	(273)	(1,058)	785	NM

	$1,000,273	$1,071,410	$(71,137)	(7)%

Adjusted EBITDA
Scholastic	$52,146	$48,587	$3,559	7%
Memory Book	159,270	147,400	11,870	8%
Marketing and Publishing Services	70,073	93,302	(23,229)	(25)%

	$281,489	$289,289	$(7,800)	(3)%

NM = not meaningful